Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Warburg

Central Garden & Pet Company

925.948.3686

CENTRAL GARDEN & PET APPOINTS CHIEF FINANCIAL OFFICER

WALNUT CREEK, CALIFORNIA, September 1, 2009 – Central Garden & Pet Company (NASDAQ: CENT/CENTA) today announced the appointment of Jeffrey A. Blade as Chief Financial Officer reporting to William E. Brown, Central’s Chairman and Chief Executive Officer.

“Jeff is an important strategic addition to Central’s management team,” noted Mr. Brown. Jeff’s strong financial and operational experience will be instrumental as we seek to drive further margin and capital efficiency improvements across the business, and as we pursue new growth strategies.”

Prior to joining Central, Mr. Blade served as the Interim President of The Steak ‘N Shake Company, a publicly-traded restaurant company. Mr. Blade previously served as its Chief Financial & Administrative Officer. Other prior professional assignments include Cott Beverages, a leading provider of premium private label retail beverage products, where he served as the Chief Financial Officer of its United States Operations, and Kraft Foods, a leading manufacturer and marketer of food and beverage products, where he held positions of increasing importance in its finance organization. Prior to Kraft Foods, Mr. Blade was part of the audit practice at Price Waterhouse.

Mr. Blade holds a Bachelor of Science degree from Butler University and a Masters of Business Administration degree from the J.L. Kellogg Graduate School of Management, Northwestern University. Mr. Blade is also a Certified Public Accountant.

“Jeff will work closely with Stuart Booth who, as previously announced, is transitioning into a consulting role for the Company,” concluded Mr. Brown. “We are fortunate to be able to leverage the strengths of these two executives as we continue to strengthen our business.”

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Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed including the brands PENNINGTON®, SMART SEED™ and THE REBELS™; wild bird feed and the brands PENNINGTON® and KAYTEE®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and Over ‘N Out®; and decorative outdoor patio products and the brands NORCAL®, NEW ENGLAND POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC®, AQUEON® and ZILLA®; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, PINNACLE® and Avoderm®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific Pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 5,000 employees, primarily in North America and Europe. For additional information on Central Garden & Pet Company, including access to the Company’s SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Annual Report on Form 10-K, filed November 26, 2008, and other Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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